21 March 2013 The Directors Samson Oil & Gas Limited Level 36, Exchange Plaza 2 The Esplanade Perth WA 6000

Squire Sanders (AU)
Level 21, 300 Murray Street
GPO Box A39
Perth WA 6837
Australia

O +61 8 9429 7444

F +61 8 9429 7666

squiresanders.com

Bennett Greenhalgh

T +61 8 9429 7611

bennett.greenhalgh@squiresanders.com

Neil C. Fearis

T +61 8 9429 7621

neil.fearis@squiresanders.com

Our ref 60-1510058

Dear Sirs

SEC Registration Statement on Form S-3

We have been engaged as Australian legal advisers to Samson Oil & Gas Limited (ACN 000 759 535) (Company).

We have been asked to provide you with this opinion in connection with the Company’s filing of a Prospectus Supplement (ProSupp) to the Company’s previously filed Registration Statement on Form S-3 (file number 333-183327) (Registration Statement) with the U.S Securities and Exchange Commission (Commission) pursuant to the U.S Securities Act of 1933, as amended (Securities Act), relating to the proposed issuance and sale of:

(a)	up to 115,529,027 ordinary shares in the Company (Ordinary Shares);

(b)	up to 46,211,611 transferable options to purchase Ordinary Shares (Warrants);

(c)	up to 46,211,611 Ordinary Shares issuable upon exercise of the Warrants (Warrant Shares); and

(d)	up to 2,310,581 American Depositary Shares (ADSs) issued by the Bank of New York Mellon (Depositary), each representing 20 Ordinary Shares

(together, the Securities).

1	SCOPE OF OPINION

1.1	This opinion is based on the documents listed in paragraph 2.1 and in providing this opinion we have relied upon the correctness of the assumptions set out in paragraph 3.1, which we have not independently verified.

1.2	This opinion relates to the laws of Western Australia as in force at 9.00am on the date of this opinion. We express no opinion as to the laws of any other jurisdiction.

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Squire Sanders (AU)	Samson Oil & Gas Ltd 21 March 2013

1.3	We disclaim any obligation to advise any party of facts, circumstances, events or developments occurring after the date of this opinion that may alter, affect or modify this opinion.

1.4	This opinion is strictly limited to the matters stated in it and is not to be read as extending by implication to any other matter in connection with the Securities, the ProSupp, the Registration Statement or any other transaction.

1.5	We consent to this opinion being filed as an exhibit to the Registration Statement and the ProSupp and to the use of our name as the attorneys who will pass upon Australian legal matters in connection with the issuance of Securities under the Registration Statement, the ProSupp and any related prospectus supplements.

1.6	The consent provided in paragraph 1.5 is not, and is not to be taken as, an admission or acknowledgement that we are subject to the rules and regulations of the Commission.

1.7	We acknowledge that the Depositary may rely on this opinion.

2	DOCUMENTS EXAMINED

2.1	We have examined the following documents:

(a)	the Company’s constitution (Constitution);

(b)	a draft of the Company’s board resolution approving the issuance of the Securities;

(c)	a search of the public database maintained by the Australian Securities and Investments Commission in respect of the Company; and

(d)	the Registration Statement.

2.2	We have not examined any other documents or made any other searches or enquiries.

2.3	We have not investigated or verified, or assisted in the investigation or verification of, any assumption, or the reasonableness of any assumption or statement or opinion, contained in any of the documents listed above, nor have we attempted to determine whether any material matter has been omitted from them.

3	ASSUMPTIONS

3.1	This opinion is based on the following assumptions:

(a)	all documents submitted to us as copies conform with the originals, are complete and up-to-date, and the relevant originals continue in full force and effect, and all signatures, seals, dates and duty markings are genuine;

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Squire Sanders (AU)	Samson Oil & Gas Ltd 21 March 2013

(b)	all documents submitted to us as drafts are properly executed without amendment;

(c)	the Company has provided us with all documents relevant to the issuance of the Securities and to the matters opined on in paragraph 4.1;

(d)	the publicly available database maintained by ASIC referred to in paragraph 2.1 is complete, accurate and up-to-date;

(e)	In executing and delivering all documents in connection with the issuance of the Securities, each party (other than the Company under the laws of the Commonwealth of Australia and Western Australia) is, or will be, complying with all applicable laws;

(f)	no person in connection with any the issuance of the Securities has engaged, or will engage, in fraudulent, unconscionable, misleading or deceptive conduct, or conduct which is likely to mislead or deceive, nor are there any facts or circumstances not evident from the issuance of the Securities which would make any part of this opinion incorrect;

(g)	all authorisations, consents, filings and approvals required under any laws for a party other than the Company to enter into any document in connection with the issuance of the Securities have been obtained and remain in full force and effect; and

(h)	the Company will lodge with ASX Limited a notice pursuant to section 708A(5)(e) of the Corporations Act 2001 (Cth) in respect of the Warrants, the Ordinary Shares and the Warrant Shares before any resale.

4	OPINION

4.1	Based on the forgoing, we are of the following opinion:

(a)	the Ordinary Shares and the Warrant Shares will be duly authorised, validly issued and fully paid and non-assessable at the time of their issue;

(b)	by “non-assessable”, we mean that the potential liability of the holders of the Ordinary Shares is limited to the amount the holders paid for the shares, and the holders may not be charged or assessed additional amounts by the Company, or the Company’s creditors, to pay the Company’s debts;

(c)	the issuance of the Ordinary Shares, the Warrants and the Warrant Shares will not violate any pre-emptive right or similar rights of the holders of outstanding shares of the Company;

(d)	the issuance of the Ordinary Shares, the Warrants and the Warrant Shares will not violate the Constitution or any Western Australian or federal law or regulation; and

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Squire Sanders (AU)	Samson Oil & Gas Ltd 21 March 2013

(e)	the issuance and delivery of the Securities will not give rise to any Australian tax that is or may become payable by the Depositary or its custodian.

Yours faithfully

/s/ Squire Sanders

Squire Sanders (AU)

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